Exhibit 99.1

Schnitzer Announces First Quarter Fiscal 2019 Preliminary Results and Earnings Date
─ First Quarter Earnings Conference Call 11:30 a.m. Eastern January 9, 2019 ─
PORTLAND, OR (BUSINESS WIRE) - December 20, 2018 - Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today announced preliminary results for its first quarter of fiscal 2019 ended November 30, 2018.
Consolidated Results
Schnitzer expects first quarter earnings per share from continuing operations to be in the range of $0.53 - $0.57 and adjusted earnings per share to be in the range of $0.54 - $0.58. For the first quarter of fiscal 2018, reported earnings per share from continuing operations were $0.64 and adjusted earnings per share were $0.63. For a reconciliation of adjusted results to U.S. GAAP, see the table provided in the Non-GAAP Financial Measures section.
Divisional Operating Performance
Auto and Metals Recycling (AMR) expects to report operating income in the range of $22 million - $23 million, or operating income per ferrous ton of $24 - $25, which is lower than in the prior year’s first quarter. AMR’s expected performance reflects the compression of operating margins resulting primarily from the significant decline in selling prices for zorba and other nonferrous products that outpaced the reduction in purchase prices for raw materials, more than offsetting the benefits of operating leverage from higher volumes. Average nonferrous net selling prices are expected to decrease by approximately 19%, while average ferrous net selling prices are expected to increase by approximately 5% compared to the same period in the prior year. Ferrous sales volumes are expected to increase by approximately 15% and nonferrous sales volumes are expected to increase by approximately 18% compared to the prior year first quarter.
AMR’s expected first quarter performance is lower than anticipated as a result of developments during the second half of the quarter, including a further compression of nonferrous margins, increased freight costs for bulk ships, environmental-related expenses and lower retail sales which were affected by unusually inclement weather and California wildfires.
Cascade Steel and Scrap (CSS) expects to report operating income of approximately $12 million, an improvement from the prior year first quarter driven primarily by higher average net selling prices for finished steel products which significantly outpaced the increase in the cost of steelmaking raw materials. Average net selling prices for finished steel products in the quarter are expected to increase by approximately 25% year-over-year. Finished steel sales volumes are expected to be 6% lower year-over-year due primarily to lower production caused by the combination of a temporary disruption to a major external natural gas pipeline and downtime related to the implementation of mill equipment upgrades aimed at improving productivity. The detrimental impact of the natural gas supply disruption is estimated at $1 million in the quarter.
Corporate Items
Consolidated financial performance in the first quarter is expected to include Corporate expense of approximately $12 million, a decrease of $4 million compared to the prior year first quarter, which included a charge for a legacy environmental liability of $4 million. The Company’s effective tax rate for the first quarter of fiscal 2019 is expected to be an expense of approximately 20%, which includes a discrete tax benefit associated with share-based compensation.

As of the end of the first quarter, total debt was $169 million. Debt, net of cash, was $157 million (for a reconciliation of debt, net of cash, see the table provided in the Non-GAAP Financial Measures section), a sequential increase of $55 million primarily driven by higher net working capital due to the annual timing of the cash payment of incentive compensation accrued in fiscal 2018 and the timing of shipments. During the first quarter, the Company also repurchased a total of 150,000 shares of its Class A common stock in open market transactions pursuant to its ongoing authorized share repurchase program.
The preliminary information provided above is based on the Company’s current estimates of its financial results for the quarter ended November 30, 2018 and remains subject to change based on final review of the Company’s first quarter financial results.
Schnitzer will report its first quarter fiscal 2019 financial results on Wednesday, January 9, 2019 and will webcast a conference call to discuss the performance at 11:30 a.m. Eastern on the same day. The webcast of the call and the accompanying slide presentation may be accessed on Schnitzer’s website under Company > Investors > Event Calendar at www.schnitzersteel.com/events. The call will be hosted by Tamara L. Lundgren, President and Chief Executive Officer, and Richard D. Peach, Senior Vice President, Chief Financial Officer and Chief of Corporate Operations.
Replay Information
Toll Free Dial: (855) 859-2056
Toll Free International Dial: (404) 537-3406
Conference ID: 1365218
Replay Available: 01/09/2019 to 01/14/2019
About Schnitzer Steel Industries, Inc.
Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes auto parts stores with approximately 5 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.
Non-GAAP Financial Measures
This press release contains expected performance based on adjusted diluted earnings per share from continuing operations attributable to SSI which is a non-GAAP financial measure as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of this measure for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that presenting non-GAAP financial measures provides a meaningful presentation of our results from business operations excluding adjustments for other asset impairment charges net of recoveries, restructuring charges and other exit-related activities, recoveries related to the resale or modification of certain previously contracted shipments, and the income tax expense (benefit) allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. Adjusted operating results in fiscal 2015 excluded the impact from the resale or modification of the terms, each at significantly lower prices due to sharp declines in selling prices, of certain previously contracted bulk shipments for delivery during fiscal 2015. Recoveries resulting from settlements with the original contract parties, which began in the third quarter of fiscal 2016 and concluded in the first quarter of fiscal 2018, are reported within selling, general and administrative expense in the quarterly statements of income and are also excluded from this measure. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Diluted Earnings per Share from Continuing Operations Attributable to SSI
($ per share)

		Quarter
	1Q19		1Q18
	High	Low
Diluted earnings per share from continuing operations attributable to SSI	$0.57	$0.53	$0.64
Other asset impairment charges (recoveries), net	—	—	—
Restructuring charges and other exit-related activities	0.01	0.01	—
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	(0.01)
Income tax expense (benefit) allocated to adjustments	—	—	—
Adjusted diluted earnings per share from continuing operations attributable to SSI	$0.58	$0.54	$0.63
Debt, Net of Cash
The following is a reconciliation of debt, net of cash (in millions):

	November 30, 2018	August 31, 2018
Total debt	$169	$107
Less: cash and cash equivalents	11	5
Total debt, net of cash(1)	$157	$103

(1) May not foot due to rounding.

Forward-Looking Statements
Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “Company,” “Schnitzer,” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.
Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; the Company’s outlook, growth initiatives or expected results or objectives, including pricing, margins, sales volumes and profitability; strategic direction or goals; targets; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits and the impact of federal tax reform; the impact of tariffs, quotas and other trade actions; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.
We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K, as supplemented by our subsequently filed Quarterly Reports on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the cyclicality and impact of general economic conditions; changing conditions in global markets including the impact of tariffs, quotas and other trade actions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset and equity investment impairment charges; inability to sustain the benefits from productivity and restructuring initiatives; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; increases in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of consolidation in the steel industry; inability to realize expected benefits from investments in technology; freight rates and the availability of transportation; the impact of equipment upgrades, equipment failures and facility damage on production; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; environmental compliance costs and potential environmental liabilities; inability to obtain or renew business licenses and permits or renew facility leases; compliance with climate change and greenhouse gas emission laws and regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Investor Relations:
Michael Bennett (503) 323-2811
Website: www.schnitzersteel.com
Email: ir@schn.com